Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Valvoline Incentive Plan and the 2016 Deferred Compensation Plan for Non-Employee Directors of Valvoline Inc. of our report dated May 31, 2016, with respect to the combined financial statements of Valvoline, an unincorporated commercial unit of Ashland Inc. for the year ended September 30, 2015, included in the Registration Statement on Form S-1 (No. 333-211720) and related Prospectus of Valvoline Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 30, 2016